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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                ---------------

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): October 16, 1998


                              GREYHOUND LINES, INC.
             (Exact Name of Registrant as Specified in its Charter)



  DELAWARE                   1-10841                  86-0572343
 (State of                 (Commission               (IRS Employer
Incorporation)             File Number)            Identification No.)


15110 NORTH DALLAS PARKWAY, SUITE 600, DALLAS, TEXAS        75248
     (Address of Principal Executive Offices)             (Zip Code)



       Registrant's telephone number, including area code: (972) 789-7000

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ITEM 5.  OTHER EVENTS.

         On October 16, 1998, Greyhound Lines, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Laidlaw Inc. ("Laidlaw") and Laidlaw Transit Acquisition Corp., a wholly owned subsidiary of Laidlaw ("Laidlaw Transit"), pursuant to which Laidlaw Transit will merge with and into the Company (the "Merger"), with the Company as the surviving corporation. Following the Merger, the Company will be a wholly owned subsidiary of Laidlaw.

         In the Merger, each outstanding share of the Company's common stock ("Greyhound Common Shares") will be converted into the right to receive $6.50 (the "Merger Consideration"). The Merger Consideration will be payable in cash, provided that Laidlaw has the option to satisfy up to $4.00 of the Merger Consideration with Laidlaw common shares valued as the weighted average market price for Laidlaw common shares for the five trading days immediately preceding the fifth trading day prior to the date of the Company's special stockholders meeting to be held to consider the Merger (the "Special Meeting"). Laidlaw is required to exercise its option prior to the opening of trading on the fifth trading day prior to the date of the Special Meeting by issuing a press release indicating its election. In the Merger, holders of Company's convertible exchangeable preferred stock ("Greyhound Preferred Shares") will receive the same Merger Consideration that is payable to holders of Greyhound Common Shares (i.e., cash or a combination of cash and Laidlaw common shares) multiplied by the conversion ratio set forth in the terms of the Preferred Shares. Each Greyhound Preferred Share is currently convertible into approximately 5.128 Greyhound Common Shares.

         Under the terms of the Merger Agreement, Laidlaw will not issue its common shares to any former stockholder of the Company if such holder would receive less than 100 Laidlaw common shares as a result of the Merger. In lieu of receiving shares of Laidlaw common shares, these holders would receive an amount in cash, based upon the price received for such shares, which shall be sold as promptly as practicable following the Merger.

         The obligations of the parties to consummate the Merger are conditioned upon, among other things, approval of the Merger Agreement by the holders of a majority of the outstanding Greyhound Common Shares and Greyhound Preferred Shares (voting together as one class) and other customary closing conditions.

         The Company has obtained copies of two complaints filed in Delaware Chancery Court purportedly filed by certain individual stockholders of the Company on behalf of themselves and all other stockholders of the Company. The Company and its directors were served with one of these complaints on October 28, 1998. The complaints name the Company, each of its directors and Laidlaw as defendants. In the complaints, the plaintiffs allege, among other things, that
(i) the provisions of the Merger Agreement permitting Laidlaw to make the election to pay a portion of the Merger Consideration in Laidlaw common shares five trading days prior to the Special Meeting violates Delaware law, (ii) the defendant directors breached their fiduciary duties in approving the Merger, and
(iii) Laidlaw aided and abetted the Company's directors' breach of their fiduciary duties. The plaintiffs purport to seek orders enjoining the consummation of the Merger (or the rescission of the transaction if the Merger is completed), damages, costs, including



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attorneys' and experts' fees, and other relief. The absence of an injunction, among other things, is a condition to the Company's and Laidlaw's obligation to complete the Merger. The Company intends to defend these suits vigorously.

         A copy of the Merger Agreement is filed as an exhibit to this report and is incorporated herein by this reference. The foregoing summary is qualified in its entirety by reference to such exhibit.




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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      Exhibits:

                  Exhibit
                  Number            Exhibit

                      2.1 Agreement and Plan of Merger, dated as of October 16, 1998 (the "Merger Agreement"), by and among Greyhound Lines, Inc., Laidlaw Inc. and Laidlaw Transit Acquisition Corp. (In accordance with Item 601 of Registration S-K, this copy of the Merger Agreement does not include the schedules thereto, which schedules are listed in the table of schedules to the Merger Agreement. The Company agrees to furnish supplementary to the Securities and Exchange Commission a copy of such schedules upon request.)



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                GREYHOUND LINES, INC.



                                By:   /s/ Mark E. Southerst
                                      --------------------------------------
                                      Mark E. Southerst, Vice President and
                                      General Counsel and Secretary



Dated:  October 30, 1998



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                                INDEX TO EXHIBITS


EXHIBIT
NUMBER          EXHIBIT
-------         -------
 2.1           Agreement and Plan of Merger, dated as of October 16, 1998, by and among Greyhound Lines, Inc., Laidlaw Inc. and Laidlaw Transit
               Acquisition Corp. (In accordance with Item 601 of Registration
               S-K, this copy of the Merger Agreement does not include the schedules thereto, which schedules are listed in the table of schedules to the Merger Agreement. The Company agrees to furnish supplementary to the Securities and Exchange Commission a copy of such schedules upon request.)